This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes.

JPMorgan Auto Callable Contingent Interest Notes linked to the Common Stock of
The Dow Chemical Co., due November 26, 2014

The notes are designed for investors who seek a Contingent Interest Payment (i)
with respect to each Review Date for which the closing price of one share of the
Reference Stock is greater than or equal to the Interest Barrier or (ii) with respect to the final Review Date for which the Final Stock Price is greater than or equal to the Interest Barrier. Any payment on the notes is subject to the credit risk of JPMorgan Chase and Co.

Trade Details/Characteristics
Reference Stock:                  The common stock, par value $2.50 per share, of The Dow Chemical Co. (DOW)
Contingent Interest Payments:     If the notes have not been previously called and (i) with respect to any Review Date (other than the final Review
                                  Date) the closing price of one share of the Reference Stock on that Review Date or (ii) with respect to the final
                                  Review Date the Final Stock Price is greater than or equal to the Interest Barrier, you will receive on the applicable
                                  Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to
                                  $29.875 (equivalent to an interest rate of 11.95% per annum, payable at a rate of 2.9875% per quarter).
                                  If (i) with respect to any Review Date (other than the final Review Date) the closing price of one share of the
                                  Reference Stock on that Review Date or (ii) with respect to the final Review Date, the Final Stock Price is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.
Interest Barrier / Trigger Level: 80% of the Initial Stock Price (subject to adjustments)
Interest Rate:                    11.95% per annum, payable at a rate of 2.9875% per quarter, if applicable
Automatic Call:                   If the closing price of one share of the Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to the Initial Stock Price, the notes will be automatically called for a cash payment, for each
                                  $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that
                                  Review Date, payable on the applicable Call Settlement Date.
Payment at Maturity:              If the notes have not been previously called and the Final Stock Price is greater than or equal to the Trigger Level, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b)
                                  the Contingent Interest Payment applicable to the final Review Date. If the notes have not been previously called and the Final Stock Price is less than the Trigger Level, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Final Stock Price is less than the Initial Stock Price. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 X Stock
                                  Return).
                                  If the notes have not been automatically called and the Final Stock Price is less than the Trigger Level, you will lose more than 20% of your initial investment and may lose all of your initial investment at maturity.
Stock Return:                     (Final Stock Price - Initial Stock Price) / Initial Stock Price
Initial Stock Price:              Closing price of the Reference Stock on pricing date, divided by the Adjustment Factor
Final Stock Price:                The arithmetic average of the closing prices of one share of the Reference Stock on each of the Ending Averaging
                                  Dates.
Ending Averaging Dates:           November 17, 2014, November 18, 2014, November 19, 2014, November 20, 2014, and the final Review Date
Review Dates:                     February 20, 2014 (first Review Date), May 22, 2014 (second Review Date), August 21, 2014 (third Review Date), and November 21, 2014 (final Review Date)
Preliminary Term Sheet:           http://www.sec.gov/Archives/edgar/data/19617/000095010313006435/dp41739_fwp-ts20i.htm

Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the estimated value of the notes when the terms are set.

Risk Considerations

The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for more information.

[] Your investment in the notes may result in a loss of some or all of your principal and is subject to the credit risk of JPMorgan Chase and Co.
[] The notes do not guarantee the payment of interest and may not pay interest at all.
[] The appreciation potential of the notes is limited, and you will not participate in any appreciation in the price of the Reference Stock.
[] The benefit provided by the Trigger Level may terminate on the final Review
Date.
[] JPMorgan Chase and Co. and its affiliates play a variety of roles in connection with the notes and their interests may be adverse to yours.
[] If the notes are automatically called early, there is no guarantee that you will be able to reinvest the proceeds at a comparable return
[] JPMS's estimated value of the notes will be lower than the original issue price (price to public) of the notes.
[] JPMS's estimated value does not represent the future values of the notes and may differ from others' estimates
[] JPMS's estimated value is not determined by reference to credit spreads for our conventional fixed rate debt.
[] The value of the notes as published by JPMS will likely be higher than JPMS's then-current estimated value of the notes for a limited time.
[] Secondary market prices of the notes will be impacted by many economic and market factors.
[] No ownership or dividend rights in the Reference Stock.
[] Risk of the closing price of the Reference Stock falling below the Interest
Barrier or Trigger Level is greater if the Reference Stock is volatile.
[] Lack of liquidity - JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.
[] The anti-dilution protection for the Reference Stock is limited and may be discretionary.
[] The averaging convention used to calculate the Final Stock Price could limit returns.

Hypothetical Return on a Note

                                            First 3 Review Dates
Compare the closing price of one share of the Reference Stock on a Review Date (other than the Final Review Date) to the Init ial
 Stock Price
and the Interest Barrier until the Final Review Date or any automatic call.
                                                         Automatic Early Redemption
 The closing price of one
 Share of the Reference
 Stock is greater than or
 equal to the Initial Stock      The notes will be automatically called and you will receive (i) the principal amount plus (ii)
 Price                                  the Contingent Interest Payment with respect to the related Review Date
                                                                                             You will receive the
                                                       The closing price of one share of the contingent quarterly
                                                       Reference Stock is greater than or
 The closing price of one                              equal to the Interest Barrier         payment. Proceed to the next
 Share of the Reference Stock   No Automatic Early                                           Review Date.
 is less than the Initial Stock Redemption
 Price                                                 The closing price of one share of the No contingent quarterly
                                                       reference Stock is less than the      payment. Proceed to the next
                                                       Interest Barrier                      Review Date.

For more information about the payments upon an Automatic Call or at maturity in different hypothetical scenarios, see "Hypothetical Payment upon Automatic Call or at Maturity" below.

What Are the Payments on the Notes, Assuming a Range of Performances for the
Reference Stocks?

The following table illustrates payments on the notes, assuming a range of performance for the Reference Stock on a given Review Date. The hypothetical payments set forth below assume an Initial Stock Price of $39.00, an Interest
Barrier and a Trigger Level of $31.20 (equal to 80% of the hypothetical Initial
Stock Price) and reflect the Interest Rate of 11.95% per annum (payable at a rate of 2.9875% per quarter). The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. the numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Payment upon Automatic Call or at Maturity

                    Review Dates Prior to the Final Review Date                               Final Review Date
              ------------------------------------------------------------------ ------------ ---------------------------------
Closing Price Reference Stock Appreciation / Payment on Interest Payment Date or Stock Return           Payment at Maturity (3)
              Depreciation at Review Date       Call Settlement Date (1)(2)
------------- ------------------------------ ----------------------------------- ------------ ---------------------------------
  $70.20             80.00%                          $1,029.875                   80.00%                    $1,029.88
  $62.40             60.00%                          $1,029.875                   60.00%                    $1,029.88
  $54.60             40.00%                          $1,029.875                   40.00%                    $1,029.88
  $46.80             20.00%                          $1,029.875                   20.00%                    $1,029.88
  $42.90             10.00%                          $1,029.875                   10.00%                    $1,029.88
  $40.95             5.00%                           $1,029.875                    5.00%                    $1,029.88
------------- ------------------------------ ----------------------------------- ------------ ---------------------------------
  $39.000            0.00%                           $1,029.875                    0.00%                    $1,029.88
  $37.05             -5.00%                           $29.875                     -5.00%                    $1,029.88
  $35.10             -10.00%                          $29.875                     -10.00%                   $1,029.88
  $31.20             -20.00%                          $29.875                     -20.00%                   $1,029.88
  $31.196            -20.01%                           $0.00                      -20.01%                    $799.90
  $23.40             -40.00%                           $0.00                      -40.00%                    $600.00
  $11.70             -70.00%                           $0.00                      -70.00%                    $300.00
  $0.000            -100.00%                           $0.00                      -100.00%                   $0.00
------------- ------------------------------ ----------------------------------- ------------ ---------------------------------

(1) The notes will be automatically called if the closing price of one share of the Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to the Initial Stock Price.

(2) You will receive a Contingent Interest Payment in connection with a Review
Date (other than the final Review Date) if the closing price of one share of the
Reference Stock on that Review Date is greater than or equal to the Interest
Barrier.

(3) You will receive a Contingent Interest Payment in connection with the final
Review Date if the Final Stock Price is greater than or equal to the Interest
Barrier.

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co.
has filed with the SEC for more complete information about JPMorgan Chase and
Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not

This material is not a product of J.P. Morgan Research Departments. J.P. Morgan is the marketing name for JPMorgan Chase and Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC ("JPMS") is a member of FINRA,
NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.

Filed pursuant to Rule 433
Registration Statement No. 333-177923
Dated: November 05, 2013